Exhibit 99.1

Heritage Global Inc. Acquires THE Debt Exchange, Inc. (DebtX)

Expands Financial Assets division with acquisition of a leading loan-sale and valuation platform

SAN DIEGO, California (January 12, 2026) – Heritage Global Inc. (NASDAQ: HGBL) (“Heritage Global,” “HG” or “the Company”), an asset services company specializing in financial and industrial asset transactions, today announced that a wholly owned subsidiary of the Company, Heritage DebtX LLC (“Heritage DebtX”), has acquired substantially all of the assets of The Debt Exchange, Inc. (“DebtX”), in an all-cash transaction valued at approximately $8.5 million. DebtX is a leading full-service loan sale advisor with a more than 20-year history of selling performing and non-performing commercial and industrial, commercial real estate, multifamily, and residential real estate loans. This acquisition, which was contractually effective on January 1, 2026, strengthens Heritage Global’s Financial Assets division and expands the Company’s presence in the growing secondary loan market.

Founded more than two decades ago, DebtX provides full-service, end-to-end Loan Sale Advisory Services for financial institutions looking to manage risk and/or unlock value in their loan portfolios. DebtX’s team of professionals perform all underwriting, document preparation, marketing, valuation and closing services, allowing sellers to leverage DebtX’s extensive experience in having managed billions of dollars in loan sale transactions on behalf of hundreds of clients.

Ross Dove, CEO of Heritage Global Inc., commented, “DebtX is a highly respected provider of loan-sale and valuation solutions, with a track record of profitability. We believe this acquisition will be accretive in calendar year 2026, with potential quarter-to-quarter variability. Their platform, expertise, and long-term client relationships will enhance our Financial Assets division and align with our strategy to expand across key asset classes. This acquisition strengthens our position in the secondary loan market and supports our long-term growth objectives, and we are very pleased to welcome them into the Heritage Global family.”

Bill Looney, President & CEO of DebtX, added, “For more than 20 years, DebtX has built a reputation for professionalism, insight and delivering superior results for our clients. Joining Heritage Global allows us to scale our capabilities, expand our services, and bring even greater value to the institutions and people we serve. With Heritage Global’s resources and platform behind us, we are well positioned for our next stage of growth.”

Following the acquisition, DebtX will continue to be managed by its existing senior leadership team through Heritage DebtX and will ultimately be led by DebtX co-founder, Bruce Hounsell, who will be joining Heritage DebtX later this month.

DebtX brings a comprehensive suite of services to Heritage Global, including loan-portfolio advisory and valuation, proprietary market-transaction data, and end-to-end execution support for banks, specialty-finance companies, government agencies, and institutional investors. These capabilities complement Heritage Global’s existing offerings and deepen the Company’s reach across commercial, residential, and specialty-finance asset classes.

The acquisition reinforces Heritage Global’s commitment to expanding its capabilities across both industrial and financial asset markets and strengthens its position as a leading provider of asset valuation, advisory, and monetization solutions.

Heritage Global Inc. (NASDAQ: HGBL) values and monetizes industrial & financial assets by providing acquisition, disposition, valuation, and lending services for surplus and distressed assets. This aids in facilitating the circular economy by diverting useful industrial assets from landfills and operating an ethical supply chain by overseeing post-sale account activity of financial assets. Specialties consist of acting as an adviser, in addition to acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, real estate, and charged-off account receivable portfolios through its two business divisions: Industrial Assets and Financial Assets.

Heritage DebtX LLC is a newly formed subsidiary of Heritage Global Inc. (NASDAQ: HGBL). Heritage DebtX operates under the Financial Assets business division and, effective January 1, 2026, acquired substantially all of the assets of The DebtX Exchange, Inc., a leading loan exchange providing advisory, valuation, and execution services across commercial, residential, and specialty-finance loan portfolios. Heritage DebtX supports financial institutions, specialty finance companies, government agencies, and institutional investors through technology-enabled workflow tools, proprietary market-transactions data, and a disciplined loan-sale process that facilitates informed decision-making and efficient portfolio monetization.

Forward-Looking Statements

This communication includes forward-looking statements based on our current expectations and projections about future events. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. While the Company believes the forward-looking statements contained in this communication are accurate, these forward-looking statements represent the Company’s beliefs only as of the date of this communication, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including variability in magnitude and timing of asset liquidation transactions, the collectability of the charged off receivables that secure our loan portfolio, the impact of changes in the U.S. national and global economies, and interest rate and foreign exchange rate sensitivity, as well as other factors beyond the Company’s control. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203/972.9200

InvestorRelations@hginc.com